UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 23, 2005

NORTEM N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	000-27863	98-0180010
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Ind. Terrein Bijsterhuizen (Noord) 21-01
POB 250
NL-6600 AG Wijchen
The Netherlands

(Address of principal executive offices)

Registrant’s telephone number, including area code: +31 (0)6 2742 0248

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3—Securities and Trading Markets

3.01        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 23, 2005, Nortem N.V. in liquidation (“Nortem”) was notified by The Nasdaq Stock Market (“Nasdaq”) that its common stock would be delisted from The Nasdaq National Market on March 4, 2005 unless Nortem requests a hearing with Nasdaq no later than March 2, 2005.  In its letter to Nortem, Nasdaq stated that it believes that Nortem is not currently engaged in active business operations, and therefore constitutes a “public shell” company pursuant to Marketplace Rules 4300, 4330(a)(3) and 4450(f), and that Nasdaq has determined to apply more stringent criteria to preserve and strengthen the quality and integrity of The Nasdaq National Market and therefore has determined to delist Nortem. Nortem intends to make a request for an administrative hearing with Nasdaq, which will stay the delisting of Nortem’s common shares pending a decision by a Nasdaq Listing Qualifications Panel. Nortem cannot predict the date on which Nortem will be delisted from The Nasdaq National Market.

Once Nortem ceases to be listed on Nasdaq, pursuant to Dutch law, any transfers of Nortem common shares that constitute a change in the record ownership of such shares will require a deed to that effect to be executed in front of a notary practising in the Netherlands.  In addition, shareholders should be aware that they must observe any applicable securities laws and regulations, including but not limited to the provisions of the Netherlands Act on the Supervision of the Securities Trade 1995, if applicable, in relation to any offering of common shares of Nortem. Shareholders of Nortem are advised that, if Nortem is delisted from The Nasdaq National Market, they will be responsible for obtaining Dutch counsel to complete any sale or transfer of shares that constitutes a change in the record ownership of such shares or involves an offer in or from within The Netherlands

Item 8—Other Events

8.01        Other Events.

On February 25, 2005, Nortem announced that it intends to make an initial liquidating distribution to its shareholders pursuant to Article 2:23b Paragraph 6 of the Netherlands Civil Code in the amount of $3.75 per share, to the shareholders of record on March 4, 2005.  Nortem currently expects that the initial liquidating distribution will be made on March 11, 2005. Due to the normal administrative process involved in making a distribution to shareholders, including delays involving wire transfers and/or receipt of checks via mail, there may be a lag of several days between the time of distribution by Nortem and the time the distribution is received by a shareholder. Nortem is retaining a reserve of approximately US $20 million for liquidation expenses, Dutch corporate taxes and for any unforeseen or not yet quantifiable liabilities.  A final liquidating distribution will be made after the Company has filed its liquidation accounts and plan of distribution in The Netherlands, and when all of Nortem’s outstanding liabilities have been paid.  The timing and amount of the final liquidating distribution will be determined by Nortem’s liquidators in accordance with the plan of distribution. Nortem currently expects the amount of the final liquidating distributions to be in the range of approximately $0.95 to approximately $1.04 per share, prior to the effect of tax withholding requirements as discussed below and in the section of Nortem’s definitive annual proxy statement filed for its fiscal year 2005, as filed with the Securities and Exchange Commission on November 12, 2004,  (the “2005 Proxy Statement”) entitled “Proposal 2-Dissolution and Liquidation of Metron-Material U.S. Federal Income Tax Consequences to U.S. Holders of Metron Common Shares” and “Proposal 2-Dissolution and Liquidation of Metron-Certain Netherlands Tax Considerations For Shareholders Not Residing In The Netherlands.”  The amount of the final liquidating distribution will depend on a number of factors, including the final amount of its liabilities,  costs of operations during the liquidation period, other related costs involved in the wind down and liquidation of Nortem, and whether Nortem is successful in negotiating a cash prepayment or redemption of the convertible debentures or cancellation or amendment of the warrants for an amount less than the holders of the convertible debentures and warrants would be entitled to receive if such holders converted their debentures or exercised their warrants.

Nortem will be required under Dutch law to make tax withholdings from the final liquidating distribution to its shareholders with respect to the portion of the final liquidating distribution that is deemed a “dividend” for Dutch tax law purposes.  The withholding rate under Dutch tax law is 25% (of the deemed “dividend” amount), although, as described in the 2005 Proxy Statement, many countries, including the U.S., have tax treaties with The Netherlands that may entitle shareholders resident in such countries to a reduced withholding tax rate.

As a result of continued negotiations with the Dutch tax authorities and due to changes in the exchange rate between the U.S. dollar and the EURO subsequent to the date of the filing of the 2005 Proxy Statement, the amount of the liquidating distributions that will be deemed a “dividend” for Dutch tax purposes (and therefore be subject to Dutch withholding tax) is now anticipated by Nortem to be significantly smaller than was believed at the time of the 2005 Proxy Statement.  We expect that the actual amount of the liquidating distributions that will constitute a “dividend” for Dutch tax purposes will be set definitively with the Dutch tax authorities in the next few weeks, based upon the then-prevailing exchange rates; however, if such amount were determined at the time of this press release, Nortem estimates that the total withholding obligation to be ultimately borne by the shareholders, determined at the maximum 25% rate for all shareholders, would constitute between $0.02 and $0.03 per share (which would be withheld only from the final liquidating distribution and which could be partially refunded by Dutch tax authorities to shareholders that are entitled to a reduced treaty rate).

Nortem stated in its 2005 Proxy Statement that it would allow individual shareholders who qualify for a reduced Dutch tax withholding rate to file the proper paperwork with Nortem to allow Nortem to reduce the amount of Dutch tax withheld from the final liquidating distribution to such individual shareholders, due to Nortem’s initial estimate of the magnitude of the likely Dutch withholding taxes to its shareholders.  However, given the withholding amounts currently anticipated to be applicable to its shareholders, Nortem believes that the costs and likely delay in the final liquidating distribution to its shareholders associated with implementation of the procedures necessary to allow its shareholders to make reduced withholding elections and to enable variations in distribution amounts among shareholders would outweigh the benefits of the amount of the reduced withholding.  Therefore, Nortem intends to withhold from the final liquidating distribution to all shareholders at the general Dutch tax withholding rate (25%) on the portion of the final liquidating distribution that is deemed a “dividend” for Dutch tax law purposes; after the liquidating distribution, a shareholder eligible for treaty benefits will be entitled to file for a refund of amounts withheld in excess of the applicable treaty rates with the Dutch tax authorities in The Netherlands.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nortem N.V.

Dated: February 28, 2005	By:	/s/ Charles Roffey
Charles Roffey
Principal Executive Officer and Liquidator